Exhibit 10.16

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (“TSA”) is made and entered into as of                     , 2014 (the “Effective Date”), by and between VIVINT SOLAR, INC., a Delaware corporation (f/k/a V Solar Holdings, Inc.) (together with its successors and permitted assigns, “Vivint Solar”), and VIVINT, INC., a Utah corporation (together with its successors and permitted assigns “Vivint”). Each of Vivint Solar and Vivint may also be referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, Vivint Solar and Vivint are affiliate business entities, under the common control and ownership of 313 Acquisition, LLC, a Delaware limited liability company.

WHEREAS, the Parties have been operated as an interrelated business enterprise, but are undertaking to separate their operations, this TSA sets forth the terms under which Vivint will provide certain services to Vivint Solar.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Any capitalized term used but not defined in this TSA will have the meaning set forth for that term in the Master Framework Agreement which is being executed concurrently to this TSA by the Parties hereto.

2. Provision of Services; Standard of Performance

(a) Services. Vivint will provide (or, subject to Section 5(b), cause one or more of its Subsidiaries or third Persons to provide) to Vivint Solar the services specified in Exhibit 1 (each, a “Service” and collectively, the “Services).

(b) Performance Standards. Vivint will perform the Services with the same degree of care and diligence that Vivint takes in performing services for its own operations, and will give the Services at least the same priority as it accords its own operations, and in any event with no less care and diligence that Vivint performed the Services in the twelve (12) months prior to the Effective Date. Vivint will work promptly and diligently to resolve any issues that arise in systems and business processes that are shared with Vivint Solar and will not prioritize Vivint’s resolution over Vivint Solar’s resolution on any issue that affects both Parties. Vivint will work on an emergency, 24/7 basis to resolve any issues with the Services that materially impair Vivint Solar’s business.

(c) Transition and Migration. Upon the termination or expiry of this TSA, the Parties will cooperate or migrate or otherwise afford Vivint Solar access to all property belonging to Vivint Solar, all work product then in progress, all materials in Vivint’s possession containing Confidential Information of Vivint Solar, and any information regarding

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employees, customers, or prospective customers of Vivint Solar that is acquired by Vivint in connection with the provision of Services pursuant to this TSA, including without limitation, customer and customer prospect information, sales information, and customer lists and updates (including customer names, addresses and telephone numbers) (collectively, “Vivint Solar Data”).

(d) Data Security Requirements. At all times during the Term, Vivint will (i) host, maintain and store Vivint Solar Data in a manner consistent with its hosting, maintenance and storage of its own data of a similar nature in the twelve (12) months prior to the Effective Date and (ii) exercise the same level of care with respect to the security of the Vivint Solar Data that it applies to its own data of a similar nature, and in no event less than a reasonable standard of care.

3. Payment

(a) Fees. Subject to Vivint’s performance of the Services in accordance with this TSA, Vivint Solar will pay to Vivint fees as set forth on Exhibit 1 (the “Fees”), which represents Vivint’s good faith estimate of Vivint’s full cost of providing the Services to Vivint Solar, without markup or surcharge. In the event that any of the Services are terminated, the Fees will be reduced by an amount that is agreed upon in good faith by both Parties to represent the proportion of Vivint’s cost of providing the terminated Service to Vivint Solar.

(b) Invoices. Vivint will issue invoices for Services no later than 15 days after the last day of each calendar month during the term of this TSA for the Services provided by Vivint to Vivint Solar for that calendar month. Vivint Solar will pay invoiced Fees within 30 days of the invoice date by wire transfer to Vivint at an account provided by Vivint to Vivint Solar. Vivint Solar may, in good faith, dispute an invoice by providing Vivint with written notice identifying the basis for such dispute, and the Parties shall work in good faith to promptly resolve any dispute prior to the payment date; provided, however, if a dispute regarding amounts set forth in an invoice is ongoing, Vivint Solar shall nevertheless pay such disputed amounts by the payment date.

(c) Taxes. Unless explicitly stated otherwise, the Fees are exclusive of all U.S. federal, state, or local or non-U.S. sales, use, goods and services, value added or other similar Taxes or duties or other fees, however designated. If the provision of the Services or the relationship created between the Parties under this TSA gives rise to any Tax (other than a Tax based on Vivint’s income), that Tax will be the responsibility of Vivint Solar, unless explicitly stated otherwise. The Parties will cooperate with each other in order to minimize Taxes subject to this Section 3(c) and to carry out the intent of this TSA. Each Party is responsible for its own income, franchise, business and occupation and similar Taxes.

4. Term and Termination; Reduction and Addition of Services

(a) Services Term. The provision of each Service will commence on the Effective Date and will continue for an initial term of six (6) months, unless earlier terminated by a Party in accordance with Section 4(b) or Section 4(c). Following the initial term, the term for each Service shall automatically renew for successive six (6) month terms, unless Vivint

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Solar provides Vivint with notice of its intent not to renew the Service at least sixty (60) days prior to the expiration of the current term. This TSA will terminate when all Services have expired or have been terminated.

(b) Services Termination or Reduction. Vivint Solar may terminate or reduce the scope or quantity of one or more of the Services, in whole or in part only upon Vivint’s written consent, which shall not be unreasonably withheld, conditioned or delayed. Upon termination of any Service, Vivint will no longer be obligated to provide the Service. If Vivint Solar terminates or reduces the scope or quantity of any Service under this Section 4(b), Vivint shall use commercially reasonable efforts to terminate such Service as soon as possible thereafter, but in all events, and irrespective of such termination or reduction of scope or quantity, the Fees shall be reduced only in Vivint’s reasonable discretion and shall continue to be payable by Vivint Solar until the termination of the Term.

(c) Termination of TSA for Material Breach. Either Party may terminate this TSA upon written notice to the other Party if the other Party materially breaches any term or condition of this TSA and fails to correct the breach within thirty (30) days following written notice specifying the breach.

(d) Effect of Termination. Upon termination or expiration of this TSA:

(i) the Parties will cooperate to effect an orderly, efficient, effective and expeditious winding-up of the Services;

(ii) within thirty (30) days after the date of termination or expiration, each Party will return to the other Party any and all of the other Party’s materials, equipment, data (including in the case of Vivint Solar, the Vivint Solar Data), and Confidential Information, including all copies, then in such Party’s direct or indirect possession or control; and

(iii) Vivint will have no further obligation to perform any Services under this TSA.

Termination of this TSA by either Party will not act as a waiver of any breach or as a release of either Party from any liability for any breach. Termination of this TSA by a Party will be without prejudice to any other right or remedy of that Party under this TSA or applicable Law.

(e) Survival. The following Sections will survive any termination of this TSA: Section 2(d), Section 3(a) (with respect to amounts owed as of termination), Section 4(d), Section 4(e), Sections 8(a) and 8(b)(ii), Section 9, and Section 10.

(f) Additional Services. If Vivint Solar desires to add any new service that reasonably relates to the current Services (that new service, “Additional Service”), the Parties will negotiate in good faith whether and on what terms Vivint will provide the Additional Service (and Vivint will not unreasonably withhold its agreement to provide Additional Service). If the Parties agree to the terms of any Additional Service, the Parties will execute an addendum to Exhibit 1 to reflect the Additional Service. Upon execution of the addendum, the applicable Additional Service will be deemed to be “Services” for all purposes under this TSA.

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5. Vivint Personnel

(a) Personnel. Vivint will provide the Services using sufficient numbers of qualified personnel with appropriate experience and training to perform the Services, and will use commercially reasonable efforts to retain existing personnel with that experience and training or hire and train other qualified personnel to provide the Services.

(b) Subcontractors. Subject to Vivint’s obligations under Section 5(a), Vivint may use employees of Vivint or its Subsidiaries or other Affiliates or subcontractors to perform the Services. Any Subsidiaries, other Affiliates, or subcontractors used to provide Services must be bound in writing by non-use, non-disclosure, and security obligations with respect to Vivint Solar Data and Confidential Information at least as protective as those that bind Vivint under the terms of this TSA and Section 4 of the Master Framework Agreement (Confidentiality). Vivint will be responsible for any Services performed by its or its Subsidiaries’ or other Affiliates’ employees or any subcontractor and will be liable for any act or omission of any of those Persons that would be a breach of this TSA if committed by Vivint to the same extent as if Vivint were performing (or failing to perform) itself. Vivint Solar will not be responsible for any costs or expenses associated with any subcontracting by Vivint except as expressly agreed by Vivint Solar in writing Vivint’s use of any third Person to perform Services will not relieve Vivint of its obligations under this TSA.

6. Cooperation; Access

(a) Cooperation. The Parties will reasonably cooperate in good faith with each other in connection with the provision of the Services, including Vivint’s reasonable cooperation with Vivint Solar, to enable Vivint Solar to establish its own infrastructure to perform the Services independently of Vivint as soon as practicable after the Closing Date.

(b) Access. Each Party will make reasonably available during regular business hours (or otherwise upon reasonable prior written notice by the other Party) to the other Party or its Representatives all: (a) personnel designated by such Party to perform obligations on its behalf under this TSA; (b) books and records maintained by such Party in connection with this TSA and other information or materials reasonably requested by the other Party for the purpose of exercising general oversight and monitoring of its rights under this TSA; and (c) records that such Party has prepared or maintained in performing its obligations under this TSA.

(c) Fee Audit. Vivint agrees that Vivint Solar’s access rights in subsection (b) above will permit Vivint Solar to verify that the Fees charged by Vivint in Section 3(a) hereunder represent Vivint’s good faith estimate of Vivint’s full cost of providing the Services to Vivint Solar, without markup or surcharge. In the event that an inspection of such costs by Vivint Solar reveals that the Fees charged by Vivint exceed such good faith estimate: (a) Vivint shall refund to Vivint Solar any Fees for Services paid in excess of such good faith estimate; and (b) Vivint Solar will have the right to set off any prior excess payment of Fees from future payment of Fees where no refund has been provided.

(d) Policy Compliance. Without limiting any of either Party’s other obligations under this TSA, for any work performed on the other Party’s premises, each Party

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will comply with the security, confidentiality, safety and health policies of the other Party. Each Party will take commercially reasonable precautions to prevent, and will be responsible for, any injury to any Persons (including employees of the other Party) or damage to property (including the other Party’s property) arising from or relating to such Party’s performance its obligations under this TSA or the use by either Party of any of the other Party’s equipment, tools, facility or other property.

(e) Conflicting Obligations. During the term of this TSA, Vivint will not accept work or enter into any agreement that would (or would reasonably be expected to) interfere with Vivint’s ability to perform the Services in accordance with this TSA. Vivint represents and warrants that, as of the Effective Date, there is no other existing agreement or obligation on Vivint’s part that would (or would reasonably be expected to) interfere with Vivint’s ability to perform the Services in accordance with this TSA.

7. Management Process

(a) Transition Managers. In order to facilitate the general intent and the terms of this TSA, each of the Parties has designated the individual(s) below as transition manager (each, a “Transition Manager”) to coordinate and manage the Services under this TSA and to serve as the principal contact in connection with the Services:

For Vivint Solar:	Paul Dickson (Operations)

Dwain Kinghorn (IT)

For Vivint:	David Bywater

Todd Thompson

The Transition Managers must meet at least on a monthly basis or as otherwise determined by the Transition Managers.

(b) Dispute Resolution. If a dispute arises regarding the interpretation or execution of this TSA, the Transition Managers will negotiate in good faith and attempt to resolve that dispute. If the Transition Managers are unable to resolve a dispute within five business days, then the Parties will refer the dispute to an executive of each of Vivint Solar and Vivint. If the executives are unable to resolve a dispute within two weeks, then (and only then) either Party may pursue legal recourse pursuant to the terms of the Master Framework Agreement. Each Party may change the designation of its Transition Managers upon written notice to the other Party.

(c) Periodic Meeting. The Transition Managers and each Party’s relevant function leads will meet as often, and in no event less than every quarter, to review Vivint’s performance of the Services by function and to verify the Fees invoiced by Vivint.

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8. Intellectual Property Ownership; Licensing

(a) Intellectual Property Ownership. Subject to Section 8(b), each Party will retain all rights in and to its patents, patent applications, patent disclosures, inventions and improvements (whether patentable or not), copyrights and copyrightable works (including computer programs) and registrations and applications therefor, including any software, firmware, or source code, trade secrets, know-how, database rights, drawings and all other forms of intellectual property (other than trademarks) (collectively, “Intellectual Property”) created, developed or conceived prior to the Effective Date or outside the performance of Services and, in each case, without use of or access to any Confidential Information of the other Party. To the extent Vivint creates any updates, derivative works, changes or modifications of any Intellectual Property owned by Vivint Solar or Intellectual Property incorporating any Vivint Solar Confidential Information in performance of the Services, such updates, derivative works, changes, modifications or Intellectual Property (“Vivint Solar Work Product”) will be owned solely by Vivint Solar (except to any portion thereof that incorporates any Intellectual Property or Confidential Information of Vivint, which portion, if any, shall continue to be owned solely by Vivint), and Vivint hereby irrevocably assigns to Vivint Solar all right, title, and interest in and to Vivint Solar Work Product, including all Intellectual Property therein to the extent set forth, and subject to the limitations of this Section 8(a). All other work product created by Vivint in performance of the Services (“Vivint Work Product”) and all Intellectual Property therein will be owned solely by Vivint.

(b) Licenses.

(i) Each Party, on behalf of itself and its Affiliates (other than the other Party and its Subsidiaries), hereby grants to the other Party and its Subsidiaries a limited, non-exclusive, non-assignable, non-transferable, non-sublicensable, fully paid-up, royalty-free, worldwide right and license to use any of its Intellectual Property that is incorporated in any materials provided to the other Party or is used by the other Party in actions taken under this Agreement solely during the Term and solely for the purpose of, and to the extent necessary for, performing or receiving Services under this TSA.

(ii) Vivint, on behalf of itself and its Affiliates (other than Vivint Solar), hereby grants, to Vivint Solar and its Subsidiaries, a worldwide, non-exclusive, perpetual, irrevocable, fully-paid, royalty-free, transferable (as set forth below), and sublicenseable (as set forth below) right and license to exploit in Vivint Solar’s and its Subsidiaries’ internal business operations: (a) the Vivint Work Product; and (b) the proprietary software applications known as (i) “Customer Management System (CMS)”, (ii) “Digital Marketing Platform (DMP)”, and (iii) “Personal Door Assistant (PDA)”, together with all related source code, object code, application programing interfaces (APIs), databases, background systems and processes, and all documentation for such applications, in each case, that are owned by Vivint or the above Affiliates (“Licensed Vivint Software”). Vivint will provide or make available to Vivint Solar complete and accurate copies of the Licensed Vivint Software (as such items exist as of the Effective Date, and after material changes are made thereto) promptly following Vivint Solar’s request. During the term of this TSA.

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(c) Third Person IP. Vivint will notify Vivint Solar if the provision of any Service requires the use or licensing of Intellectual Property (other than patents) owned or controlled by a third Person (other than Vivint’s Subsidiaries) (“Third Person IP”). Upon receipt of such notification, Vivint Solar may, in its discretion: (i) terminate the Service that requires such Third Person IP; or (ii) instruct Vivint to use commercially reasonable efforts to obtain any necessary right or consent from any such third Person to provide the Services and Vivint Solar will reimburse Vivint for the proportional amount paid to the third Person to obtain those rights or consents (and amounts paid to the third Person for related support, if any). Vivint will provide Vivint Solar reasonable advance notice of additional expenses to be incurred by Vivint for obtaining additional rights or consents under this Section 8(c). For clarity, Vivint is not required to secure, on behalf of itself or Vivint Solar, any rights to any Third Party IP for use by Vivint Solar following the termination or expiry of the applicable Services or this TSA. Vivint Solar covenants to comply with and cause its employees and agents to comply with the terms of any license for any Third Person IP that have previously been provided to Vivint Solar in writing.

9. Indemnification; Limitation of Liability; Other

(a) Indemnification by Vivint. Except to the extent directly caused by the negligence or willful misconduct of Vivint Solar, Vivint hereby agrees to defend, pay, indemnify, and hold Vivint Solar and its Affiliates (other than Vivint and all direct and indirect subsidiaries of APX Parent Holdco, Inc.) harmless from and against any and all third party claims, demands, proceedings, judgments, and other liabilities of every kind, and all reasonable expenses incurred in investigation and resisting the same (including reasonable attorneys’ fees), resulting from or in connection with: (i) the gross negligence or willful misconduct of Vivint, Vivint’s Representatives or Subsidiaries, or any third Person performing Services under this TSA; (ii) a breach by Vivint of any representation or material obligation of this TSA; or (iii) the failure by Vivint to comply with its notification obligations to any Vivint employee, including payment of wages, provision of benefits, and payment of employment Taxes. Vivint’s indemnification liability under the preceding subsections (ii) and (iii) will be offset by (and Vivint Solar agrees to use commercially reasonable efforts to pursue): (1) the proceeds of any applicable insurance policies; and (2) any indemnification amounts or other recovery available under any applicable agreement between Vivint Solar or its Subsidiaries and a third Person (including any supplier of Vivint Solar or its Subsidiaries).

(b) Indemnification by Vivint Solar. Except to the extent directly caused by the negligence or willful misconduct of Vivint, Vivint Solar hereby agrees to defend, pay, indemnify, and hold Vivint (and its Affiliates, other than the Vivint Solar and all direct and indirect subsidiaries of the Vivint Solar) harmless from and against any and all third party claims, demands, proceedings, judgments, and other liabilities of every kind, and all reasonable expenses incurred in investigation and resisting the same (including reasonable attorneys’ fees), resulting from or in connection with: (i) the gross negligence or willful misconduct of Vivint Solar; (ii) a breach by Vivint Solar of any representation or material obligation of this TSA; or (iii) the failure by Vivint Solar to comply with its obligations to any Vivint Solar employee, including payment of wages, provision of benefits, and payment of employment Taxes. In addition, Vivint Solar’s indemnification liability under the preceding subsections (ii) and (iii) will be offset by (and Vivint agrees to use commercially reasonable efforts to pursue): (1) the

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proceeds of any applicable insurance policies; and (2) any indemnification amounts or other recovery available under any applicable agreement between Vivint or its Subsidiaries and a third Person (including any supplier of Vivint or its Subsidiaries).

(c) Indemnification Process. If either Party seeks indemnification under this Section 9, then that Party will promptly notify the indemnifying Party in writing of the Action for which indemnification is sought, but the failure to give notice will not relieve the indemnifying Party of its obligations under this TSA except to the extent that the indemnifying Party was actually and materially prejudiced by that failure. The indemnifying party will have the right to control the defense and settlement of the Action, but the indemnified Party may, at its option and expense, participate and appear on an equal footing with the indemnifying Party. The indemnifying Party may not settle the Action without the prior written approval of the indemnified Party, which approval will not be unreasonably withheld, delayed, or conditioned.

(d) Limitation of Liability. Except for (i) any breach by a Party of Section 4 of the Master Framework Agreement (Confidentiality) or Section 2(d) of this TSA and (ii) liability arising from the gross negligence or willful misconduct of a Party (including liability arising from damage to personal property or the death or injury of any Person caused by the gross negligence or willful misconduct of a Party), neither Party will have any liability to the other Party under this TSA for compensatory, punitive, special, incidental or consequential damages (including loss of profits), regardless of the circumstances under which those damages arose, even if advised of the possibility of those damages. Except for: (i) any breach by a Party of the Section 4 of the Master Framework Agreement (Confidentiality) or Section 2(d) of this TSA; (ii) each Party’s obligation to indemnify the other in accordance with this Section 9 ; and (iii) and liability arising from the gross negligence or willful misconduct of a Party (including liability arising from damage to personal property or the death or injury of any Person caused by the gross negligence or willful misconduct of a Party), the maximum liability of either Party under this TSA, including with respect to the performance or breach of this TSA, whether in contract, in tort (including negligence and strict liability) or otherwise, will not exceed greater of $2,500,000 or the aggregate amount of all Fees paid under this TSA.

10. Master Framework Agreement. This TSA is governed by the Master Framework Agreement, including the provisions of Sections 4 (Confidentiality) and 6 (Miscellaneous) of the Master Framework Agreement.

11. Assignment; Change of Control. Except as provided in this Section 11, this TSA may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party, which may not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may, without the other Party’s consent, assign this TSA and its rights and obligations hereunder in whole or in part to (i) an Affiliate or (ii) in connection with a Change of Control; provided, however, that Vivint Solar must notify Vivint at least twenty (20) days before completion of any such Change of Control, and Vivint shall have the right (in its discretion), at any time after receipt of such notice, if Vivint Solar undergoes a Change of Control to the benefit of a Person and Vivint reasonably determines that the acquiring party is a competitor or an Affiliate of a competitor of Vivint, to elect any one or more of the following options: (i) require Vivint Solar, including its acquiring party, to adopt reasonable procedures to be agreed upon in writing with

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Vivint to prevent the disclosure of all Confidential Information of Vivint and its Affiliates; or (ii) to terminate this TSA in its entirety, provided that Vivint shall give sixty (60) days prior written notice before terminating any non-information technology Services, and one hundred twenty (120) days prior written notice before terminating any information technology Services. Any permitted assignee shall assume all obligations of its assignor under this TSA. This TSA is binding upon the permitted successors and assigns of the Parties. Any attempted assignment not in accordance with this Section 11 shall be void. For purposes of this Section 11, “Change of Control” means with respect to a Person, (i) the sale of all or substantially all of such Person’s assets or business; (ii) a merger, reorganization or consolidation involving such Person in which the voting securities of such Person outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Person (other than in connection with an arrangement principally for bona fide equity financing purposes of such Person in which the Person is the surviving corporation).

[SIGNATURE PAGES FOLLOW]

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[SIGNATURE PAGES TO TRANSITION SERVICES AGREEMENT]

IN WITNESS WHEREOF, the Parties have executed this Transition Services Agreement as of the date first written above.

VIVINT SOLAR:

VIVINT SOLAR, INC., a Delaware corporation

By:
Name:	Greg Butterfield
Title:	Chief Executive Officer

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

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EXECUTION COPY

VIVINT:

VIVINT, INC., a Utah corporation

By:
Name:	Alex Dunn
Title:	President

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EXECUTION COPY

EXHIBIT 1

Services

1.	Home Damage Services: Vivint will:

a.	exclusively receive inbound phone calls and emails from Vivint Solar regarding the provision of Home Damage Services.

b.	coordinate with local contractors and Vivint employees to fix home damage claims from Vivint Solar customers in a timely manner.

2.	Fleet Administration Services: Vivint will:

a.	exclusively coordinate with local offices where Vivint Solar operates in order to ensure Vivint Solar’s compliance with Department of Transportation requirements.

b.	coordinate with the Vivint Solar fleet operator to purchase vehicles for Vivint Solar offices,

c.	monitor the Gas Cards/Mileage of Vivint Solar’s Fleet

d.	coordinate with local repair shops to ensure that Vivint Solar vehicles are maintained.

e.	administer claims and repairs for Vivint Solar vehicle collisions and other damage.

f.	coordinate with the Vivint Solar local drivers to process any tickets that are issues.

g.	coordinate with Vivint Solar’s HR department to ensure that employees hired by Vivint Solar are qualified to operate Vivint Solar vehicles and to run background check on drivers hired by Vivint Solar.

h.	ensure that all vehicles in the Vivint Solar fleet are marked with the appropriate branding, wraps, Department of Transportation license plates and other accessories.

3.	Mailing and Shipping Services:

a.	Vivint will handle incoming mail and delivers mail to Vivint Solar employees.

b.	Vivint Solar employees can obtain office supplies from Vivint.

c.	Vivint will handle Vivint Solar shipping needs for mail and small parcel.

d.	For three years following the termination or expiration of this TSA, Vivint shall forward all mail addressed to Vivint Solar or a Vivint Solar employee to Vivint Solar.

4.	Cafeteria Services:

a.	Vivint will ensure the cafeteria service provider prepares meals for Vivint Solar employees.

b.	Vivint will provide access to dining hall for Vivint Solar employees, and provide cleaning, dishwashing and all other dining hall support and maintenance services.

c.	Vivint will ensure the cafeteria service provider caters special events upon request.

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5.	Telecommunications and Internet Services: Vivint will allow Vivint Solar to use its telephone, Internet, WiFi and other telecommunication services providers in the same manner as provided prior to the Closing Date.

6.	Technology Hardware Services

a.	Vivint will accept and process orders for hardware procurement from Vivint Solar and manage all deliveries of hardware to Vivint Solar. Vivint will administer and process all returns to hardware on behalf of Vivint Solar and provide Vivint Solar with all refunds and rebates received from such returns.

b.	Vivint will provide industry standard hardware technical support to Vivint Solar regarding hardware that Vivint procures on Vivint Solar’s behalf.

7.	Shared Third Party Software: Vivint will provide Vivint Solar with access to and use of the third party software and services listed below (“Shared Third Party Software”). Upon the Closing Date, Vivint Solar will have the number of license-seats to the Shared Third Party Software that it used immediately before the Closing Date. At Vivint Solar’s request, Vivint will use commercially reasonable efforts to increase or decrease the license-seats to the Shared Third Party Software available to Vivint Solar. Where applicable, Vivint will host Vivint Solar’s usage of the Shared Third Party Software in a separate image and implement Vivint Solar’s independent changes to the Shared Third Party Software. Vivint will provide training sessions to Vivint Solar prior to all new feature rollouts of the Shared Third Party Software. Vivint will ensure that all updates, upgrades, improvements, bug fixes, or other distributions related to the Shared Third Party Software it receives are made available to Vivint Solar within a commercially reasonable period. Upon termination of this Service, Vivint Solar shall acquire and assume responsibility for all seat or other licenses to the Shared Third Part Software used by it or purchased on Vivint Solar’s behalf. The Shared Third Party Software consists of the following:

a.	Great Plains

b.	Workday

c.	Open Hire

d.	MyClearBenefits

e.	Salesforce

f.	Zuora

g.	Coupa

h.	AtTask

i.	Click

j.	Eloqua

k.	Concur

l.	Melissa

m.	Five9

n.	Optimizely

o.	Cornerstone

p.	Microsoft

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8.	Licensed Vivint Software: Vivint will host Vivint Solar’s instance of the Licensed Vivint Software and allow Vivint Solar employees to access the Licensed Vivint Software subject to the license set out in Section 8(b)(ii) of this TSA. Vivint will grant certain employees of Vivint Solar administration rights over the Vivint Solar’s instance of Licensed Vivint Software. Vivint will promptly upload any materials provided by Vivint Solar to Vivint Solar’s Licensed Vivint Software instance. Vivint will ensure that all updates, upgrades, improvements, bug fixes, or other distributions related to the Licensed Vivint Software it receives are made available to Vivint Solar within a commercially reasonable period. The Licensed Vivint Software consists of the following:

a.	Customer Management System (CMS)

b.	Digital Marketing Platform (DMP)

c.	Personal Door Assistant (PDA)

9.	Training Services: Vivint will provide training curricula for in-common training and shared access to training facilities to Vivint Solar employees.

10.	Medical, Dental, HAS, Other Benefits Services:

a.	Vivint will be responsible for managing billing, payments, enrollment adds and drops, and any other benefits administration duties required for HSA, Medical, Dental, STD/LTD, and Life insurance on behalf of Vivint Solar Employees.

b.	Vivint will be responsible for sending all email communications required regarding benefits (enrollment, open enrollment, benefit changes, etc.) to employees of Vivint Solar, as directed by Vivint Solar and respond to all questions related to current benefits from employees of Vivint Solar.

c.	Vivint will continue all COBRA benefits administration until such time as Vivint Solar implements an independent plan.

d.	Vivint will manage in good faith the relationship with the benefits broker on behalf of Vivint Solar.

e.	The Parties will work together in good faith to resolve any disputes that arise or result from a Vivint Solar employee’s enrollment into a Vivint-administered benefits plan.

f.	Following termination of this schedule or the Transition Services Agreement for any reason, Vivint will use commercially reasonable efforts to administer and finally process any claims that were submitted by Vivint Solar employees through the Benefits Services prior to termination.

11.	401(k) Services: Vivint will allow Vivint Solar employees to continue to use and access Vivint’s 401k administration plan.

TRANSITION SERVICES AGREEMENT
14	Vivint Solar, Inc. & Vivint, Inc. Confidential

Fees: The Fees shall be a monthly payment of $313,000. The Parties agree to meet periodically as reasonably needed to discuss adjustments to the Fees if either Party believes such Fees no longer represents Vivint’s good faith estimate of Vivint’s full cost of providing the Services to Vivint Solar, without markup or surcharge.

TRANSITION SERVICES AGREEMENT
15	Vivint Solar, Inc. & Vivint, Inc. Confidential